Exhibit 3(a)
                                  RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                        TUCSON ELECTRIC POWER COMPANY


     KNOW ALL MEN BY THESE PRESENTS: That the incorporators, having associated themselves together for the purpose of forming a corporation under and by virtue of the laws of the State of Arizona did adopt Articles of Incorporation, which are restated as follows:

    FIRST:  The name of the Corporation shall be Tucson Electric Power
Company.

     SECOND: The known and principal place of business of the Corporation within the State of Arizona shall be 220 West Sixth Street, Tucson, Arizona 85702, but the known place of business may be changed and other offices may be established and maintained in or outside of the State of Arizona at such places as the Board of Directors may designate.

     THIRD: The purposes for which the Corporation is organized shall be the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes.

     The character of business which the Corporation intends actually to conduct in the State of Arizona is that of a public service corporation within the meaning of Section 2 of Article 15 of the Constitution of Arizona.

     FOURTH: The total number of shares of Capital Stock of all classes which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares, divided into:

          One Million (1,000,000) shares of Preferred Stock without par value; and

          Two Hundred Million (200,000,000) shares of Common Stock without par value.

     The Capital Stock of the Corporation shall be paid in at such time and upon such conditions as the Board of Directors shall from time to time determine.

Preferred Stock

     The Board of Directors of the Corporation shall have the authority to divide the Preferred Stock into series and determine the designation, preferences, privileges and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law; provided, however, that prior to January 1, 1995 such authority shall be exercised only by the unanimous act of the entire Board of Directors.

Common Stock

     Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, dividends may be paid on shares of the Common Stock, out of any funds legally available therefor, when and as declared by the Board of Directors.

     Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the Common Stock.

     All voting power shall vest exclusively as the holders of shares of the Common Stock, except as any statute of the State of Arizona shall expressly provide to the contrary, and except as and to the extent otherwise specified with respect to the Preferred Stock, or any series thereof, and each holder of the Common Stock shall, in the election of directors and upon each other matter coming before any meeting of shareholders, be entitled to one (1) vote for each share of such stock standing in the name of such holder on the books of the Corporation.

General Provisions

     The Corporation may, subject to such limitations, if any, as may be specified with respect to the Preferred Stock, or any series thereof, amend these Articles of Incorporation from time to time, in as many respects as may be desired and as now or hereafter permitted by law. The rights conferred upon shareholders in these Articles of Incorporation are granted subject to the foregoing right to amend.

     The Corporation may, subject to such limitations, if any, as may be specified with respect to the Preferred Stock, or any series thereof, acquire, hold, own, pledge, transfer or otherwise dispose of any shares of its Capital Stock theretofore issued and outstanding; provided, however, that purchases, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned surplus available therefor.

     A statutory consolidation or merger of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any provision of these Articles of Incorporation.

     In consideration of the issue by the Corporation of shares of the Capital Stock of the Corporation, each and every present and future holder of shares of the Capital Stock of the Corporation shall be conclusively deemed, by acquiring or holding such shares, to have expressly consented to all and singular the terms and provisions of these Articles of Incorporation and to have agreed that the voting rights of such holder and the restrictions or qualifications thereof shall be as set forth in, or determined pursuant to, this Article.

     Any action required or permitted by these Articles of Incorporation to be taken by the Board of Directors of the Corporation may be taken by a duly authorized committee of the Board of Directors, except as otherwise required by law.

     FIFTH: The consideration for the issuance of shares of Capital Stock of the Corporation may be paid to the Corporation, in whole or in part, in cash, in other property, tangible or intangible, or in labor or services actually performed for the Corporation, as may be determined by the Board of Directors; provided, however, that the consideration for shares of Capital Stock of the Corporation having a par value shall not be less than the par value thereof. Shares of Capital Stock of the Corporation shall be deemed to be fully paid and non-assessable when payment of the consideration for which such shares are to be issued has been received by the Corporation. The private property of shareholders of the Corporation shall be forever exempt from the debts and obligations of the Corporation.

     SIXTH:  The period of duration of the Corporation shall be perpetual.

     SEVENTH: (A) The affairs of the Corporation shall be conducted by a Board of Directors consisting of a number of persons, not less than seven (7) nor more than ten (10), specified by the Board of Directors in the Bylaws of the Corporation. Directors shall receive reasonable compensation for the services which they perform. Directors shall be elected annually by the shareholders at the annual meeting of shareholders and when so elected shall serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

     (B) No director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SEVENTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

          (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person who was or is a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any threatened, pending or completed action, suit or proceeding (hereinafter called an "Action"), whether civil, criminal, administrative or investigative (including without limitation any Action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity or enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement incurred by him in connection with such Action or any appeal therein.

          (2) The Corporation shall pay any expenses incurred by a director or officer of the Corporation in defending any such Action in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled.

          (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SEVENTH to employees, agents and other representatives of the Corporation (each director, officer, employee, agent and other representative entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

          (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Actions commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

          (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any liability asserted against him and incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, "insurance" includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation's indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or
     (b) from any other entity or enterprise served by such person.

          (6) The rights to indemnification and to the advancement of expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

          (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

     EIGHTH:   The Corporation shall have power to accept any law of any
other state of the United States, within the territorial limits of which the Corporation may from time to time be desirous of exercising its franchises or carrying on any part of its business, and to exercise within such other state all such franchises, powers, privileges, and rights and be subject to such restrictions as may by the laws of such state be permitted or imposed.

     NINTH:   The name, residence and post office address of each
incorporator were as follows:

    Name               Residence                 Post Office Address

J. R. Snider       2717 Exeter St.                35 West Pennington St.
                  Tucson, Arizona                      Tucson, Arizona

J. Luther Davis    1815 North Norton Ave.         35 West Pennington St.
                  Tucson, Arizona                      Tucson, Arizona

C. L. Clawson      2640 East Seventh St.          35 West Pennington St.
                  Tucson, Arizona                      Tucson, Arizona

     TENTH: The directors of the Corporation shall have the power to make, alter, amend and repeal such bylaws for the management of the business and affairs of the Corporation as they may deem necessary or expedient, and to fill vacancies occurring in the Board of Directors from any cause.

     IN WITNESS WHEREOF, the undersigned, Tucson Electric Power Company, an Arizona corporation, has executed the foregoing Restated Articles of Incorporation of Tucson Electric Power Company by its President, Charles E. Bayless, and by its Secretary, Dennis R. Nelson, whose signatures are acknowledged as hereinafter set forth, and said Corporation by said officers hereby states that the foregoing Restated Articles of Incorporation set forth all of the operative provisions of the Articles of Incorporation of Tucson Electric Power Company as heretofore amended and that the Restated Articles of Incorporation correctly set forth without change the provisions of the Articles of Incorporation as heretofore amended and that the Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto, and said officers further state that said Restated Articles of Incorporation were heretofore duly adopted by the Board of Directors of the Corporation.

                                TUCSON ELECTRIC POWER COMPANY

                                By: Charles E. Bayless
                                    ------------------
                                    Charles E. Bayless
                                    Its:  President

                                By: Dennis R. Nelson
                                    ----------------
                                    Dennis R. Nelson
                                    Its:  Secretary



                            ARTICLES OF AMENDMENT

                                       OF

                         TUCSON ELECTRIC POWER COMPANY


1.   The name of the corporation is Tucson Electric Power Company.

2.   Attached hereto as Exhibit A is the text of each amendment adopted.

3. Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

4.   The amendment was adopted the 1st day of March, 1996.

5. The amendment was approved by the shareholders. There is one voting group eligible to vote on the amendment. The designation of voting group entitled to vote separately on the amendment, the number of votes in such group, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

     The voting group consisting of 160,723,702 outstanding shares of Common Stock is entitled to 160,666,976 votes. There were 137,858,917 votes present at the meeting. The voting group cast 124,160,826 votes for and 11,277,640 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

     Dated as of this 17th day of May, 1996.

                              TUCSON ELECTRIC POWER COMPANY

                              By  Charles E. Bayless
                                  ------------------
                                  Charles E. Bayless
                                  President


                              By  Dennis R. Nelson
                                  ----------------
                                  Dennis R. Nelson
                                  Secretary

STATE OF ARIZONA    )
                    ) ss. Tucson
COUNTY OF PIMA      )

     The foregoing instrument was acknowledged before me this 17th day of May, 1996, by Charles E. Bayless and Dennis R. Nelson, President and Secretary of Tucson Electric Power Company, an Arizona corporation, on behalf of the corporation.


                                        Notary Public

My Commission Expires:





                                                                    EXHIBIT A

                         TUCSON ELECTRIC POWER COMPANY

                AMENDMENT TO ARTICLE FOURTH OF RESTATED ARTICLES
                      OF INCORPORATION TO READ AS FOLLOWS
FOURTH:   The total number of shares of Capital Stock of all classes which the
Corporation shall have authority to issue is Seventy-Six Million (76,000,000) shares, divided into:

          One Million (1,000,000) shares of Preferred Stock without par value;
          and

          Seventy-Five Million (75,000,000) shares of Common Stock without par value.

     (1) Each share of the Corporation's Common Stock without par value issued and outstanding immediately prior to the time of effectiveness of this Amendment to the Restated Articles of Incorporation of the Corporation (the "Effective Time") is hereby reclassified and changed into one-fifth (1/5) of one (1) share of the Corporation's Common Stock without par value (shares of Common Stock issued and outstanding immediately prior to the Effective Time being hereinafter called "Old Shares" and shares of Common Stock issued and outstanding at and after the Effective Time being hereinafter called "New Shares"); provided, however, that with respect to each holder of Old Shares such reclassification shall be effected on the basis of the total number of Old Shares held by such holder and, if such reclassification would result in any holder of Old Shares becoming the holder of a fractional share interest in a New Share, then the number of New Shares into which such holder's Old Shares are reclassified shall be rounded upward to the nearest whole share.

     (2) Each holder of certificates representing Old Shares shall be entitled, upon surrender of such certificates to the Corporation or any transfer or exchange agent for cancellation, to receive a new certificate or certificates representing the number of fully paid and nonassessable New Shares into which such Old Shares have been reclassified and changed. Until so presented and surrendered, certificates for Old Shares shall, except as provided in the following sentence, be deemed for all purposes to evidence the ownership of the number of New Shares into which such Old Shares have been reclassified pursuant to paragraph 1 hereof. The holder of any certificate for Old Shares shall not be paid any distributions payable on the Common Stock to which such holder shall otherwise be entitled until such holder surrenders such certificate in exchange for a certificate or certificates representing New Shares.